Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang,
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2005 Second Quarter Results

Newton, MA (August 4, 2005):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and six months ended June 30, 2005.

Results for the quarter ended June 30, 2005:

Net income was $22.4 million for the quarter ended June 30, 2005, compared to $31.0 million for the same quarter last year.  Net income available for common shareholders was $20.5 million, or $0.30 per share, for the quarter ended June 30, 2005, compared to $28.8 million, or $0.43 per share, for the same quarter last year.  Net income and net income available for common shareholders for the quarter ended June 30, 2005, includes a $7.3 million, or $0.11 per share, loss on asset impairment.

Funds from operations (FFO) for the quarter ended June 30, 2005 were $67.2 million, or $0.98 per share.  This compares to FFO for the quarter ended June 30, 2004 of $59.5 million, or $0.89 per share.

The weighted average number of common shares outstanding totaled 68.4 million and 67.2 million for the quarters ended June 30, 2005 and 2004, respectively.

Results for the six months ended June 30, 2005:

Net income was $51.1 million for the six months ended June 30, 2005, compared to $60.5 million for the same period last year.  Net income available for common shareholders was $47.3 million, or $0.70 per share, for the six months ended June 30, 2005, compared to $51.9 million, or $0.79 per share, for the same period last year.  Net income and net income available for common shareholders for the six months ended June 30, 2005, includes a $7.3 million, or $0.11 per share, loss on asset impairment.

Funds from operations (FFO) for the six months ended June 30, 2005 were $128.1 million, or $1.89 per share.  This compares to FFO for the six months ended June 30, 2004 of $116.5 million, or $1.77 per share.

The weighted average number of common shares outstanding totaled 67.8 million and 65.8 million for the six months ended June 30, 2005 and 2004, respectively.

Financing Activities:

In May 2005, HPT amended its previously existing $350 million unsecured revolving credit facility.  The available borrowing amount increased to $750 million and the maturity date extended to June 2009, with an option to extend the maturity by one additional year.  The annual interest rate payable for drawn amounts under the facility was reduced from LIBOR plus 1.35% to LIBOR plus 0.80%.  Various other changes were made in the facility.  In certain circumstances, the amount of unsecured borrowings available under this facility may be increased to $1.5 billion.

On June 5, 2005, we sold 4,500,000 of our common shares of beneficial interest at a price of $44.39 per share in a public offering. On June 24, 2005, we sold an additional 200,000 common shares of beneficial interest at a price of $44.39 pursuant to an over allotment option granted to the underwriters. Net proceeds from both these sales, after underwriting and other offering expenses, were $199,233. We used these proceeds to reduce borrowings outstanding under our revolving credit facility.

Conference Call:

On Thursday, August 4, 2005, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended June 30, 2005.

The conference call telephone number is (800) 289-0569.  Participants calling from outside the United States and Canada should dial (913) 981-5542.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through August 10, 2005.  To hear the replay, dial (719) 457-0820. The replay pass code is 3566493.

A live audio webcast of the conference call will also be available in a listen only mode on HPT’s web site.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Second Quarter 2005 Supplemental Operating and Financial Data is available for download at HPT’s web site.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 298 hotels located in 38 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

		Quarter Ended June 30,		Six Months Ended June 30,
		2005	2004	2005	2004
	Revenues:
	Hotel operating revenues (1)	$181,059	$125,846	$326,106	$241,919
	Rental income	31,890	32,378	62,955	65,014
	FF&E reserve income (2)	4,838	4,882	9,237	9,340
	Interest income	294	125	530	269
	Total revenues	218,081	163,231	398,828	316,542

	Expenses:
	Hotel operating expenses (1)	132,344	86,486	232,769	164,320
	Interest (including amortization of deferred financing costs of $945, 686, 1,679 and $1,372, respectively)	17,591	12,406	33,020	25,245
	Depreciation and amortization	31,639	28,749	62,462	57,445
	General and administrative	6,796	4,807	12,160	9,207
	Loss on asset impairment (3)	7,300	—	7,300	—
	Total expenses	195,670	132,448	347,711	256,217

	Income before gain on sale of real estate	22,411	30,783	51,117	60,325
	Gain on sale of real estate	—	203	—	203

	Net income	22,411	30,986	51,117	60,528
	Preferred distributions	(1,914)	(2,151)	(3,828)	(5,846)
	Excess of liquidation preference over carrying value of preferred shares (4)	—	—	—	(2,793)
	Net income available for common shareholders	$20,497	$28,835	$47,289	$51,889

	Calculation of FFO (5):
	Net income available for common shareholders	$20,497	$28,835	$47,289	$51,889
Add:	FF&E deposits not in net income (2)	498	463	997	893
	Depreciation and amortization	31,639	28,749	62,462	57,445
	Loss on asset impairment (3)	7,300	—	7,300	—
	Excess of liquidation preference over carrying value of preferred shares (4)	—	—	—	2,793
	Deferred percentage rent (6)	967	667	1,887	1,267
	Deferred hotel operating income (7)	6,302	1,013	8,151	2,463

	Less:
	Gain on sale of real estate	—	(203)	—	(203)
	Funds from operations (“FFO”)	$67,203	$59,524	$128,086	$116,547

	Weighted average common shares outstanding	68,357	67,188	67,783	65,802

	Per common share amounts:
	Net income available for common shareholders	$0.30	$0.43	$0.70	$0.79
	FFO (5)	$0.98	$0.89	$1.89	$1.77
	Common distributions declared	$0.72	$0.72	$1.44	$1.44

See Notes on page 4.

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(1)           At June 30, 2005, each of our 298 hotels was included in one of ten combinations of hotels of which 189 are leased to one of our taxable REIT subsidiaries and managed by an independent hotel operating company, and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels. The pro forma operating results for all 189 of our managed hotels assuming acquisition of the hotels and commencement of the management agreements as of January 1, 2004, are as follows (includes amounts for periods prior to our ownership of some of these hotels and for periods when some of these hotels were leased by us to third parties):

	Pro forma		Pro forma
	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Hotel operating revenues	$183,308	$169,554	$347,166	$324,962
Hotel operating expenses	123,503	118,233	240,364	233,344

Certain of our managed hotels had net operating results that were less than the minimum returns due to us by $336 in the second quarter of 2004, and $267 and $4,610, in the first six months of 2005 and 2004, respectively. These amounts are included in our consolidated statement of income as a net reduction to hotel operating expenses in each period because the minimum returns were funded by our managers. In the second quarter of 2005, all our managed hotel combinations had net operating results that were more than the minimum returns due to us.

(2)           Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows.  We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties.  We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties.  When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent.  When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)           In June 2005, we authorized Carlson Hotels Worldwide, or Carlson, to pursue the sale of our Prime HotelSM in Atlanta, GA. In connection with this decision we recorded a $7,300 loss on asset impairment to reduce the carrying value of the hotel to its estimated net realizable value less cost to sell. Under the terms of our management agreement with Carlson the annual minimum return due to us for the combination of hotels which now includes this Prime HotelSM will be reduced by an amount equal to 7% of the net proceeds we realize from the sale of the hotel. We are presently in discussions with Carlson regarding the purchase of a replacement property which may be added to this combination.

(4)           On April 12, 2004, we redeemed all of our outstanding 9 ½% Series A Preferred Shares at their liquidation preference of $25 per share, plus accumulated and unpaid dividends. We deducted the $2,793 excess of the liquidation preference of the redeemed shares over their carrying amount from net income in determining net income available to common shareholders in the calculation of earnings per share in the 2004 first quarter when the redemption was approved by our board of trustees.

(5)           We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 6) and deferred hotel operating income (see note 7) and exclude loss on asset impairment (see note 3) and the excess of liquidation preference over carrying value of redeemed preferred shares (see note 4). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, impairment charges and losses on early extinguishment of debt, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future performance.

(6)           In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter when all contingencies are met and the income is earned. Although we defer recognition of this revenue for purposes of calculating net income, we include these amounts in the calculation of FFO during the first three quarters of the year.

(7)           Our rights to share in the operating results of our managed hotels in excess of the minimum returns due to us are generally determined based upon annual calculations. Our managed hotels generated net operating results that were $6,302 and $1,013, in the second quarter of 2005 and 2004, respectively, and $8,151 and $2,463, in the first six months of 2005 and 2004, respectively, more than the minimum returns due to us. We recognize income in excess of our minimum returns in the fourth quarter when all contingencies are met and the income is earned. Although we defer recognition of this revenue for purposes of calculating net income, we include these amounts in the calculation of FFO during the first three quarters of the year.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$503,250	$460,748
Buildings, improvements and equipment	3,090,248	2,720,242
	3,593,498	3,180,990
Accumulated depreciation	(571,520)	(556,517)
	3,021,978	2,624,473
Cash and cash equivalents	10,065	15,894
Restricted cash (FF&E Reserve escrow)	37,421	38,511
Other assets, net	23,495	10,547
	$3,092,959	$2,689,425

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$—	$72,000
Senior notes, net of discounts	921,361	621,679
Mortgage payable	3,796	3,826
Security deposits	185,304	175,304
Accounts payable and other liabilities	93,553	77,782
Due to affiliate	2,958	2,661
Dividends payable	1,914	50,300
Total liabilities	1,208,886	1,003,552

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest, no par value, 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 71,904,728 and 67,203,228 issued and outstanding, respectively	719	672
Additional paid-in capital	2,059,185	1,859,936
Cumulative net income	1,132,286	1,081,169
Cumulative preferred distributions	(55,508)	(51,680)
Cumulative common distributions	(1,335,915)	(1,287,530)
Total shareholders’ equity	1,884,073	1,685,873
	$3,092,959	$2,689,425